June 8, 1987


Mr. Robert E. Larson
Chairman of the Board and President
Princor Aggressive Growth Fund, Inc.
711 High Street
Des Moines, Iowa 50309


Dear Mr. Larson

     Principal Mutual Life Insurance  Company intends to purchase 400,000 shares of Common  Stock of Princor  Aggressive  Growth Fund,  Inc.,  par value $.01 per share (the  "Shares") at $10.00 per share.  In  connection  with such  purchase,

Principal  Mutual Life  Insurance  Company  represents and warrants that it will purchase  such  Shares  as  an  investment  and  not  with  a  view  to  resale,

distribution or redemption.

                                        Principal Mutual Life Insurance Company



                                        By __William P. Kovacs_______________
                                           William P. Kovacs